FOR IMMEDIATE RELEASE

L.P. Hsu Appointed to Board of Diodes Incorporated

•   M.K. Lu Retires after serving on Board of Directors since 1995

Dallas, Texas - June 1, 2007 - Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today announced that L.P. Hsu has been appointed to the Company’s Board of Directors.

Mr. Hsu currently serves as Chairman of Philips Taiwan Quality Foundation, a position he has held since 2002. Mr. Hsu also currently serves on the Board of Directors of Winbond Electronics Corporation since 1999, Vanguard International Semiconductor Corporation since 2003, ZyXEL Communications Corporation since 2006, and as an Independent Director of the Board at Lite-On Technology Corporation since 2004. Previously, he served as Supervisor of the Board at Delta Electronics (2000-2003); Vice Chairman, (1998-2000) and CEO (2001) of HannStar Display; Director at TSMC (1991-2000); and Executive Vice President of Philips Taiwan (1989-1998). Mr. Hsu has completed the International Executive Program at IMD, the Advanced Management Program at Harvard Business School, and holds a Bachelor of Science degree in Physics from National Cheng Kung University in Taiwan. In addition, since 1998, Mr. Hsu has been an Esteemed Chair Lecturer at the College of Management at National Chiao Tung University in Taiwan, where he served as Associate Professor from 1971 to 1972.

“We are delighted to welcome L.P. Hsu to the Board,” said Raymond Soong, Chairman of the Board of Diodes, Inc. “His insight, expertise and years of experience in the semiconductor industry will be helpful to continue the Company’s success.”

In addition to Mr. Hsu’s election, the following Board members were re-elected during Diodes Incorporated’s Annual Stockholder Meeting held on Thursday, May 31 in Dallas, Texas: Raymond Soong (Chairman); C.H. Chen (Vice-Chairman); Keh-Shew Lu, Michael Giordano, Shing Mao, and John M. Stich.

It was also announced during the proceedings that M.K. Lu, after serving the Company since 1995, has retired from the Board of Directors.

“It has been a great pleasure working with M.K. Lu,” said Raymond Soong. “His presence and contributions to the Board have been invaluable to the Company. We wish him well on his retirement.”

About Diodes Incorporated
Diodes Incorporated (NasdaqGS: DIOD) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR® technology. Diodes, Inc.’s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of ADP within Diodes existing operations, the Company’s ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103,
e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.